Exhibit 23.1

Kreit & Chiu CPA LLP

733 Third Avenue, Floor 16, #1014

New York, NY 10017

(949) 326-CPAS (2727)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1, of our report dated May 5, 2023, appearing in this Form F-1 of Ryde Group Ltd. as of and for the years ended December 31, 2022 and 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

August 31, 2023

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